Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made effective as of August 13, 2025 (the “Effective Date”) by and between Celularity Inc., a Delaware corporation (“Seller”), and Celeniv Pte. Ltd., a Singapore company (“Buyer”). Seller and Buyer are each hereafter referred to individually as a “Party” and together as the “Parties”.

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Purchased IP Assets (as defined below) in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

Whenever used in the Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified.

1.1 “Affiliate” shall mean any corporation, firm, limited liability company, partnership or other entity that directly controls or is controlled by a Party to this Agreement. For purposes of this Section 1.1, “control” means ownership, directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

1.2 “Applicable Law” shall mean, with respect to any Person, any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, rule, regulation, statute or treaty, in each of the foregoing cases, as amended or may be amended, to the extent applicable to such Person.

1.3 “CFIUS” shall mean the Committee on Foreign Investment in the United States or any U.S. Governmental Entity acting in its capacity as a member of CFIUS.

1.4 “CFIUS LOA” shall mean that certain Letter of Assurance dated as of October 15, 2018, by and among CFIUS, Seller and Dragasac Limited.

1.5 “CFIUS Protected Data and Materials” shall mean, collectively, the Deidentified Protected Material, the Protected Data and the Protected Material, each as defined and described in the CFIUS LOA.

1.6 “Closing” shall have the meaning set forth in Section 3.2.1.

1.7 “Closing Date” shall have the meaning set forth in Section 3.2.1.

1.8 “Confidential Information” shall mean with respect to a Party (the “Receiving Party”), all information which is disclosed by the other Party (the “Disclosing Party”) to the Receiving Party hereunder or to any of its employees, consultants, Affiliates, licensees or sublicensees, except to the extent that the Receiving Party can demonstrate by written record or other suitable physical evidence that such information, (a) as of the date of disclosure is demonstrably known to the Receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party; provided, however, that with respect to the Purchased IP Assets, Seller shall be deemed to be the Receiving Party as of the Closing.

1.9 “Consent” shall mean any approval, consent, ratification, permission, waiver, order and authorization (including any Governmental Authorization).

1.10 “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, intangible property right, claim, infringement, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset).

1.11 “Excluded Liabilities” shall have the meaning set forth in Section 2.3.

1.12 “Governmental Authorization” shall mean any permit, license, approval, certificate, franchise, permission, clearance, registration, filing, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Applicable Law.

1.13 “Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental, quasi-governmental or regulatory authority, agency or instrumentality, including without limitation, foreign regulatory authorities.

1.14 “ICC” shall have the meaning set forth in Section 8.3.

1.15 “Intellectual Property” shall mean all intellectual property (including all worldwide rights, title and interests associated with or arising out of such intellectual property), including Patents, Trademarks and Know-How, and all claims for damages by reason of past, present or future infringement, dilution or misappropriation thereof, with the right to sue for, and collect the same.

1.16 “Know-How” shall mean any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data (including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data, studies and procedures, and manufacturing process and research and development information, results and data, in each case that is related to the Purchased Patents.

1.17 “Liabilities” shall mean any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, vested or unvested, joint or several, due or to become due, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on financial statements.

1.18 “Loan Agreement” shall have the meaning set forth in Section 3.1.1(a).

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1.19 “Order” shall mean any order, writ, injunction, judgment, decree, ruling or award of any arbitrator or any court or other Governmental Entity.

1.20 “Patent Assignment” shall have the meaning set forth in Section 3.2.2(a).

1.21 “Patents” shall mean patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications whether published or unpublished, worldwide, (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examinations), patent or invention disclosures, registrations, applications for registrations and any rights of priority, term extension or other governmental action or grant of rights or rights which provides rights beyond the original expiration date of any of the foregoing, including patent term extensions and supplementary protection certificates and the like, and any renewals, substitutions, confirmation patents, registration patents, invention certificates, patents of addition and the like.

1.22 “Permitted Encumbrance” shall mean (a) License Agreement, dated August 15, 2017, by and between Celgene Corporation (now Bristol Myers Squibb) and Anthrogenesis Corp; and (b) Amended and Restated Distribution and Manufacturing Agreement between Licensee and Genting Innovation Pte Ltd dated as of June 14, 2023, as amended from time to time.

1.23 “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.

1.24 “Pre-Closing Tax Period” shall mean any tax period (or portion of any Straddle Period) ending on or before the Closing Date.

1.25 “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), inter partes review, hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court, arbitrator, arbitration panel or other Governmental Entity.

1.26 “Purchased IP Assets” shall have the meaning set forth in Section 2.1.

1.27 “Purchased Know-How” shall mean all of the Know-How owned, purported to be owned and acquired by Seller or any of its Affiliates as of the Effective Date; provided, however, that the “Purchased Know-How” shall exclude any CFIUS Protected Data and Material, none of which shall be disclosed to, shared with or assigned or transferred by Seller or its Affiliates to Buyer.

1.28 “Purchased Patents” shall mean all of the Patents owned, purported to be owned or acquired by Seller or any of its Affiliates, as of the Effective Date, including the existing issued Patents and Patent applications as of the Effective Date identified on Schedule 1 attached hereto; provided, however, that the “Purchased Patents” shall exclude any CFIUS Protected Data and Material, none of which shall be disclosed to, shared with or assigned or transferred by Seller or its Affiliates to Buyer.

1.29 “Purchased Trademarks” shall mean all of the Trademarks owned, purported to be owned or acquired by Seller or any of its Affiliates, as of the Effective Date including the registered Trademarks and Trademark registration applications identified on Schedule 1 attached hereto.

1.30 “Seller Taxes” shall mean any (a) Taxes attributable to, levied or imposed upon the Purchased IP Assets for any Pre-Closing Tax Period (and with respect to any Straddle Period, allocated in accordance with Section 3.1.2), (b) any Taxes of Seller (including Taxes imposed on amounts payable under this Agreement) and (c) any Transfer Taxes.

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1.31 “Solvent” shall mean, with respect to Seller on a particular date, that on such date (a) the present fair salable value of the property and assets of Seller exceeds the Liabilities of Seller, (b) the present fair salable value of the property and assets of Seller is greater than the amount that will be required to pay the Liabilities of Seller, as such Liabilities become absolute and matured, (c) Seller does not intend to incur, or believe (nor should it reasonably believe) that it will incur, Liabilities beyond its ability to pay such Liabilities as they become absolute and matured, and (d) Seller does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

1.32 “Straddle Period” shall mean any taxable year or period beginning on or before and ending after the Closing Date.

1.33 “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information and any schedules thereto) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to Taxes, including any amendment thereof.

1.34 “Taxes” shall mean all federal, state, local or non-U.S. taxes, including income, franchise, capital stock, real property, personal property, escheat, unclaimed property, environmental, alternative minimum, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, sales, use, excise, gross receipts, value-added, ad valorem, and all other taxes, whether disputed or not, and any interest, penalties or additions to tax (including any amount on account of the failure to file any tax return) imposed by any Governmental Entity with respect to any taxes and any liability for the payment of amounts with respect to the foregoing pursuant to any contract or agreement, as a transferee or successor (including under any bulk-transfer laws) or otherwise by operation of law.

1.35 “Third Party” shall mean any Person other than Buyer, Seller and their respective Affiliates.

1.36 “Trademark Assignment” shall have the meaning set forth in Section 3.2.2(b).

1.37 “Trademarks” shall mean United States, state and foreign trademarks, service marks, logos, trade dress, trade names, and other source or business identifiers, whether registered or unregistered, and pending applications to register the foregoing, together with all goodwill of the business associated therewith, excluding Internet domain names.

1.38 “Transaction Documents” shall mean, collectively, this Agreement, the Patent Assignment, the Trademark Assignment, the License Agreement, and the other documents, instruments and agreements contemplated to be entered into in connection with the transactions contemplated hereby.

1.39 “Transfer Taxes” shall have the meaning set forth in Section 3.1.2.

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2. SALE AND PURCHASE OF ASSETS

2.1 Sale and Purchase of IP Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, and shall cause each of its Affiliates to, sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear from any Encumbrance, other than Permitted Encumbrances, all right, title and interest of Seller and its Affiliates in and to the Purchased Patents, the Purchased Trademarks, the Purchased Know-How and all other Intellectual Property, whether or not registered, granted, renewed and under application for registration, or howsoever subsisting in any jurisdiction, and any enhancements, developments, improvements or modifications to the foregoing, excluding any CFIUS Protected Data and Material, none of which shall be disclosed to, shared with or assigned or transferred by Seller or its Affiliates to Buyer (the “Purchased IP Assets”).

2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, neither Seller nor any of its Affiliates shall sell, transfer or assign, and Buyer shall not purchase, acquire or accept, any right, title or interest of Seller or its Affiliates in any of their domain names or any other assets not specifically identified in this Agreement, including any CFIUS Protected Data and Material (the “Excluded Assets”).

2.3 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume, nor shall Buyer be or become responsible for, or obligated to pay, perform or otherwise discharge, any Liabilities of Seller or any of its Affiliates, including, without limitation, any Liabilities of Seller or any of its Affiliates arising out of or relating to the ownership or use of the Purchased IP Assets prior to the Closing Date, including any Seller Taxes, or any Liabilities that do not arise out of or relate to the Purchased IP Assets (collectively, the “Excluded Liabilities”).

2.4 Assignment of Certain Purchased IP Assets.

(a) Notwithstanding the foregoing, this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery of any Purchased IP Asset if an attempted sale, conveyance, assignment, transfer or delivery thereof, or an agreement to do any of the foregoing, without the Consent of a Third Party (including any Governmental Entity), would constitute a breach or other contravention thereof or a violation of any Applicable Law (each such Purchased IP Asset, claim, right or benefit, a “Non-Transferable IP Asset”).

(b) If, on the Closing Date, any such Consent is not obtained and an attempted sale, conveyance, assignment, transfer or delivery thereof would constitute a violation of any Applicable Law, Seller and its applicable Affiliates shall use commercially reasonable efforts to obtain, at Seller’s cost and expense, any such Consent as promptly as practicable, and upon receipt of such Consent, such Non-Transferable IP Asset shall automatically be sold, conveyed, assigned, transferred and delivered to Buyer as otherwise contemplated by this Agreement, and Seller and its applicable Affiliates shall promptly execute and deliver such documents and instruments as may be reasonably requested by Buyer to evidence such sale, conveyance, assignment, transfer and delivery of such Non-Transferable IP Asset to Buyer (or Buyer’s applicable Affiliates). From and after the Closing and prior to having the ability to convey a Non-Transferable IP Asset as provided in this Section 2.4, to the extent practicable and in compliance with any Applicable Law and the terms of the applicable Non-Transferable IP Asset, Seller and its applicable Affiliates shall work in good faith with Buyer to provide Buyer (or Buyer’s Affiliates) with a reasonable arrangement designed to provide Buyer with the benefits of such Non-Transferable IP Asset in accordance with this Agreement as if such Non-Transferable IP Asset had been sold, conveyed, assigned, transferred or delivered at the Closing as contemplated by this Agreement, including by means of subcontracting, sublicensing or subleasing to Buyer (or its applicable Affiliates). Nothing in this Section 2.4 shall relieve Seller of its obligations or affect the conditions set forth in Section 6.2.

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3. CONSIDERATION AND CLOSING

3.1 Consideration.

3.1.1 Consideration. As total consideration for the Purchased IP Assets amounting to US$33,812,230, effective as of the Closing (as defined below):

(a) Parties agree that, effective upon the transfer of the Purchased IP Assets to Buyer at the Closing in accordance with this Agreement, without further action of the Parties:

(i) the principal amount equal to US$27,000,000 of the loan outstanding as of the Closing Date under the Second Amended and Restated Loan Agreement, dated as of January 12, 2024 (as amended, restated, supplemented or otherwise modified through the Closing Date, the “Loan Agreement”), by and between (among others) Seller and Resorts World Inc. Pte. Ltd., a Singapore company (“RWI”), which has been assigned by RWI to Buyer, shall be deemed satisfied in full; and

(ii) the principal amount equal to US$6,812,230 of the indebtedness outstanding as of the Closing Date under the Promissory Note dated as of July 21, 2025, issued by Seller to Lim Kok Thay (“Lim”), which has been assigned by Lim to Buyer, shall be deemed satisfied in full.

(b) Seller shall be authorized to file a termination with respect to the following UCC financing statements filed to perfect the security interests granted pursuant to the Loan Agreement: the financing statement filed in the Delaware Department of State, Filing Number 2023 3677159, naming Seller as the debtor and RWI as the secured party, and the financing statement filed in the Delaware Department of State, Filing Number 2024 0307148, naming Seller as the debtor and RWI as the secured party.

3.1.2 Taxes. Seller and Buyer shall each be responsible for 50% of the payment of, and Seller shall pay when due and shall indemnify Buyer against, all applicable Taxes, including any sales, use, consumption, withholding, excise or transfer Taxes and other Taxes associated with payments to Seller under this Agreement (“Transfer Taxes”). The Parties shall use commercially reasonable efforts to cooperate and take all reasonable steps to timely file any Tax Return or other document with respect to such Transfer Taxes required to be filed with respect thereto. In addition, each Party shall be responsible for paying their own income Taxes and be responsible for filing their own income Tax Returns with respect to Taxes arising in connection with this Agreement. For purposes of this Agreement, the determination of Taxes for the portion of any Straddle Period ending on and including the Closing Date shall be determined on a closing-of-the-books basis by assuming that the Straddle Period consisted of two taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date (with depreciation, allowances, deductions or Taxes that are calculated on an annual or periodic basis, such as property Taxes, apportioned on a daily basis).

3.1.3 Transfer Costs. Seller shall be responsible for the costs of transferring and delivering the Purchased IP Assets to Buyer, except that Buyer shall bear the costs relating to the recordation of the assignment of any Purchased IP Asset with the Governmental Entity of competent jurisdiction if Buyer elects, in its sole discretion, to make such recordation.

3.2 Closing.

3.2.1 Closing Date. The closing of the purchase and sale contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures by electronic mail on or before August 15, 2025, or such other date as shall be agreed upon by Buyer and Seller, upon the execution and delivery by Seller and Buyer of the deliverables identified below. The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”

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3.2.2 Seller’s Closing Deliveries. At the Closing, Seller shall take all steps necessary to place Buyer in actual possession and control of the Purchased IP Assets, all of which shall be in form and substance attached as an exhibit to this Agreement or otherwise mutually agreed upon by Buyer and Seller:

(a) A patent assignment, substantially in the form of Exhibit A hereto (the “Patent Assignment”);

(b) A trademark assignment, substantially in the form of Exhibit B hereto (the “Trademark Assignment”);

(c) A License Agreement, substantially in the form of Exhibit C hereto (the “License Agreement”); and

(d) A properly executed and completed IRS Form W-9 from Seller.

3.2.3 Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver the following items, duly executed by Buyer, as applicable, all of which shall be in form and substance attached as an exhibit to this Agreement or otherwise mutually agreed upon by Buyer and Seller:

(a) The Patent Assignment;

(b) The Trademark Assignment; and

(c) The License Agreement.

4. TREATMENT OF CONFIDENTIAL INFORMATION

4.1 Confidentiality Obligations. Seller and Buyer each recognize that the other Party’s Confidential Information constitutes highly valuable and proprietary confidential information. Seller and Buyer each agree that it will keep confidential, and will cause its employees, consultants, Affiliates, licensees and sublicensees to keep confidential, all Confidential Information of each other Party, including, without limitation, the terms and existence of this Agreement. Neither Seller nor Buyer nor any of their respective employees, consultants, Affiliates, licensees or sublicensees shall use or disclose Confidential Information of each other Party for any purpose whatsoever other than exercising any rights granted to it or reserved by it hereunder. Without limiting the foregoing, each Party may disclose information to the extent such disclosure is reasonably necessary to (a) file and prosecute patent applications and/or maintain patents which are filed or prosecuted in accordance with the provisions of this Agreement, or (b) file, prosecute or defend litigation in accordance with the provisions of this Agreement or (c) comply with Applicable Law or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed. Notwithstanding the foregoing, from and after the Closing Date, Buyer may use or disclose all of the documents, materials and information included in the Purchased IP Assets or otherwise related to the Purchased IP Assets (the “Buyer Confidential Information”) and its confidentiality obligations to Seller shall terminate with respect to such Buyer Confidential Information obtained from Seller. From and after Closing, all Buyer Confidential Information shall solely and exclusively vest with Buyer, and notwithstanding any conflicting provision of this Section 4, Seller and its Affiliates and their respective Representatives will be obligated to maintain the confidentiality of any of such Buyer Confidential Information.

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4.2 Publicity. Neither Seller nor Buyer may publicly disclose the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that (a) each Party may make such a disclosure to the minimum extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) each Party may disclose the existence and high level terms (including without limitation high level financial terms) of this Agreement to any investors, prospective investors, lenders and other potential financing sources, and may provide a copy of this Agreement to any such Persons who have executed a non-disclosure agreement with respect to such copy. In the event that such disclosure is required as aforesaid, the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording, content, scope and timing of any such disclosure.

5. REPRESENTATIONS AND WARRANTIES

5.1 Seller Representations. Seller represents and warrants to Buyer, as of each of the Effective Date and the Closing Date, that:

(a) Seller has been duly organized, and is validly existing and in good standing in the State of Delaware. Seller has corporate or other organizational power and authority: (i) to conduct its business in the manner in which such business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used to conduct its business in the manner in which such business is currently being conducted. Seller is qualified, licensed or admitted to do business as a foreign corporation, and is in good standing (or its equivalent), under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission.

(b) Seller has the full right, power, capacity and legal authority to enter into this Agreement and the other Transaction Documents, to consummate the transactions contemplated herein and therein and to perform its obligations hereunder and thereunder without violating the rights of any Third Party and no Consent is required in connection with the execution, delivery and performance by either Seller of this Agreement or other Transaction Documents to which it is a party or the consummation by Seller of the transactions contemplated hereby or thereby.

(c) This Agreement and the other Transaction Documents are legal and valid obligations binding upon Seller and enforceable in accordance with their terms, and the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller does not violate, breach, contravene, or conflict with any of the provisions of the certificate incorporation, certificate of formation, bylaws, operating agreement or membership agreement (or equivalent governing documents) of Seller, or any resolution adopted by the shareholders, board of directors or any committee of the board of directors (or similar body) of Seller, or any contract, agreement, instrument or understanding to which Seller is a party or by which Seller is bound.

(d) Unless otherwise stated in Schedule 1, Seller (i) owns all right, title and interest in the Purchased IP Assets and (ii) has good and marketable title to all of the Purchased IP Assets, free and clear of any Encumbrances as of the Closing, other than the Permitted Encumbrances. Other than Seller and except for the Permitted Encumbrances, no other Person has any right, title or interest in or to the Purchased IP Assets.

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(e) To Seller’s knowledge, the Purchased IP Assets do not infringe any intellectual property rights of any Third Party, including but not limited to patents, copyrights, trademarks, trade secrets, or other proprietary rights.

(f) There are no prior, existing, or currently pending, or to Seller’s knowledge, threatened: (i) claims of infringement of the intellectual property rights of any Third Party with respect to the Purchased IP Assets; (ii) challenges to the inventorship, ownership or the validity of the Purchased Patents; or (iii) Proceedings which challenge the validity, enforceability, priority, scope, ownership, or registrability of, or use or right to use, any Purchased Patents or Purchased Trademarks.

(g) No license fees or other payment to any Third Party is required in connection with the use or exploitation of any of the Purchased IP Assets.

(h) The Purchased Patents and Purchased Trademarks identified on Schedule 1 constitute all of the registered and pending applications for intellectual property assets owned by the Seller as of the Effective Date and Closing Date, excluding domain names.

(i) Except for the Permitted Encumbrances, neither Seller nor any of its Affiliates is bound by, and no Purchased IP Asset is subject to, any contract, agreement, instrument or understanding containing any covenant or other provision that in any way limits or restricts the ability of Seller or Affiliate to own, use, exploit, convey, transfer, make available, assert or enforce any Purchased IP Asset.

(j) Except for the Permitted Encumbrances, none of Seller or any of its Affiliates has entered into any contract, agreement, instrument or understanding pursuant to which any Person has been granted any license by Seller or any of its Affiliates under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Purchased IP Asset, including any collaboration, research, development, license or strategic alliance agreements, material transfer agreements, services agreements or asset purchase agreements.

(k) Unless otherwise stated in Schedule 1, no Purchased IP Asset has lapsed or been abandoned, disclaimed, dedicated to the public, cancelled, forfeited, in whole or in part by Seller or its Affiliates, and all Purchased Patents and Purchased Trademarks are valid, subsisting and enforceable.

(l) Each inventor named on the Purchased Patents has executed a written valid and enforceable agreement assigning their entire right (including the right to claim priority), title and interest in and to such Purchased Patent, and the inventions embodied and claimed therein, to Seller or its Affiliates, as applicable. No such inventor has any contractual or other obligation that would preclude or render void or voidable any such assignment or otherwise conflict with the obligations of such inventor to Seller or its Affiliates, as applicable.

(m) Seller has the sole and exclusive right to bring actions (at its own expense) for infringement, unauthorized use, or misappropriation of the Purchased IP Asset.

(n) Neither the execution, performance nor delivery of this Agreement or any other Transaction Document nor the consummation of any of the transactions contemplated hereby and thereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on any Purchased IP Asset; (ii) a breach of or default under, violation of, or right to terminate or suspend performance of any contracts relating to Purchased IP Asset; (iii) the release, disclosure or delivery of any Purchased IP Asset by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Purchased IP Asset; (v) a payment obligation (including any milestone, royalty payment or revenue sharing) with respect to the Purchased IP Asset; or (vi) by the terms of any such contract, a reduction of any royalties, revenue sharing, or other payments Seller or its Affiliates would otherwise be entitled to with respect to any Purchased IP Asset.

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(o) To Seller’s knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating or threatening to infringe, misappropriate, or otherwise violate, any Purchased IP Asset.

(p) Each of Seller and its Affiliates is, and at all times has been, in compliance in all material respects with, and is not in violation, in any material respect, of, any Applicable Laws or Orders applicable to the Purchased IP Assets. Without limiting the foregoing, (i) each of Seller and its Affiliates has obtained all export and import licenses, license exceptions and other Consents required for (A) the export, import and re-export of products, services, software and technologies, and (B) releases of technologies and software to foreign nationals located in the U.S. and abroad, in each case, as necessary for the ownership and use of the Purchased IP Assets; and (ii) each of Seller and its Affiliates is and has been, in compliance with the terms of all applicable licenses, exceptions and other Consents.

(q) The Purchased IP Assets are not used for, and are not involved in, (i) the production, design, testing, manufacture, fabrication, or development of any critical technologies as that term is defined in 31 C.F.R. § 800.215; (ii) the functions as set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to covered investment critical infrastructure, as that term is defined in 31 C.F.R. § 800.212; and (iii) maintaining or collecting sensitive personal data as described in 31 C.F.R. § 800.241, and there is currently no demonstrated business objective that the Purchased IP Assets will be used to maintain or collect such sensitive personal data in the future.

(r) Seller is, and after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents and the currently anticipated use of the proceeds therefrom will be, Solvent.

(s) All material Taxes with respect to the Purchased IP Assets (whether or not shown on any Tax Return) have been timely and properly paid for all taxable periods. Seller and any other person required to file any Tax Return with respect to the Purchased IP Assets have duly and timely filed all such Tax Returns and all such Tax Returns are true, correct, and complete in all material respects. There are no liens for Taxes on any of the Purchased IP Assets. There are no pending or, to the knowledge of Seller, threatened audits, examinations, regulatory or legal proceedings with respect to Taxes, and there are no outstanding waivers or extensions, or requests for waivers or extensions, of statutes of limitations with respect to, Taxes, in each case with respect to any of the Purchased IP Assets. No transaction contemplated by this agreement is subject to any withholding Tax. None of the Purchased IP Assets is properly treated as owned by persons other than the Seller for income Tax purposes.

(t) There is no Proceeding pending or, to Seller’s knowledge, threatened against any of Seller or its Affiliates (i) seeking injunctive, declaratory, or other equitable relief or remedy affecting the ownership right of or in any Purchased IP Asset or involving an investigation or suit by any Governmental Entity relating to any Purchased IP Assets; (ii) that seeks to prevent, delay, make illegal or otherwise interfere with, any of the transactions contemplated by this Agreement; or (iii) that relates to the right to receive consideration as a result of this Agreement. No event has occurred, and no claim, dispute or other condition or circumstance exists, that would serve as a basis for the commencement of any such Proceeding. There is no Order to which any of Seller or its Affiliates (with respect to the Purchased IP Assets) or any of the Purchased IP Assets is subject.

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5.2 Buyer Representations. Buyer represents and warrants to Seller, as of each of the Effective Date and the Closing Date, that:

(a) Buyer has the full right and legal authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated herein and therein without violating the rights of any Third Party and no consent, approval, license, permit, order, or authorization of, or notice or filing with, any Third Party is required in connection with the execution, delivery and performance by Buyer of this Agreement or the other Transaction Documents to which it is a party or the consummation by Buyer of the transactions contemplated hereby and thereby.

(b) This Agreement and the other Transaction Documents are legal and valid obligations binding upon Buyer and enforceable in accordance with their terms, and the execution, delivery and performance of this Agreement and the other Transaction Documents by the Parties does not conflict with any agreement, instrument or understanding to which Buyer is a party of or by which it is bound.

5.3 No Additional Warranties. Except as otherwise set forth herein, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL ASSETS TRANSFERRED HEREUNDER ARE PROVIDED WITHOUT ANY ADDITIONAL WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6. CONDITIONS TO CLOSING.

6.1 Conditions Precedent to Obligations of the Parties. The obligations of the Parties to close are subject to the satisfaction of the following conditions, unless waived by the Parties in writing:

6.1.1 CFIUS. As of the Closing, no declaration or notification of the transactions contemplated by this Agreement is required to be filed with CFIUS under either 31 C.F.R. Part 800, Subparts D or E, as amended, or 31 C.F.R. Part 802, Subparts D or E, as amended.

6.2 Conditions Precedent to Obligations of Buyer. The obligations of Buyer to close are subject to the satisfaction of the following conditions, unless waived by Buyer in writing:

6.2.1 Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement shall have been accurate in all material respects as of the Effective Date and as of the Closing Date as if made on and as of the Closing Date; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

6.2.2 Performance of Covenants. Each of the covenants and obligations that Seller is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.2.3 Approvals. Seller shall have obtained all corporate approvals necessary to enter into and consummate the transactions contemplated by this Agreement and the other Transaction Documents.

6.2.4 Closing Deliveries. Seller shall have delivered to Buyer all of the closing documents and agreements set forth in Section 3.2.2.

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6.3 Conditions Precedent to Obligations of Seller. The obligations of Seller to close are subject to the satisfaction of the following conditions, unless waived by Seller in writing:

6.3.1 Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement shall have been accurate in all material respects as of the Effective Date and as of the Closing Date as if made on and as of the Closing Date; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

6.3.2 Performance of Covenants. Each of the covenants and obligations that Buyer is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3.3 Closing Deliveries. Buyer shall have delivered to Seller all of the closing documents and agreements set forth in Section 3.2.3.

7. Indemnity.

7.1 Buyer Indemnity. Buyer shall indemnify, defend and hold harmless, and shall pay, compensate and reimburse, Seller, its Affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns, from and against any Liability, damage, loss, injury, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee, cost or expense of any nature (including reasonable attorneys’ fees and expenses) (collectively, “Damages”) suffered or incurred by or imposed upon such Persons, or any of them, in connection with any claims, suits, actions, demands or judgments to the extent directly or indirectly arising out of or resulting from Buyer’s breach of any of its representations, warranties, covenants or obligations under this Agreement.

7.2 Seller Indemnity. Seller shall, severally and jointly, indemnify, defend and hold harmless, and shall pay, compensate and reimburse, Buyer, its Affiliates and their respective directors, officers, employees, stockholders and agents, and their respective successors, heirs and assigns, from and against any Damages suffered or incurred by or imposed upon such Persons, or any of them, in connection with any claims, suits, actions, demands or judgments to the extent directly or indirectly arising out of or resulting from (a) Seller’s or its Affiliates’ breach of any of its representations, warranties, covenants or obligations under this Agreement or any other Transaction Document, or (b) any Excluded Liability.

7.3 Indemnification Procedures. In the event of any claim subject to indemnification under this Article 7 by a Party, the Party seeking indemnification shall notify the indemnifying Party of such claim as soon as reasonably practicable after receiving notice of the claim; provided, the failure to provide such notice shall not relieve the indemnifying Party of its obligations under this Article 7, except to the extent the indemnifying Party is actually and materially prejudiced thereby. The indemnifying Party shall be entitled to assume direction and control of the defense of the claim and the indemnified Party shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim. The indemnifying Party may not enter into any settlement of any claim, demand, action or other proceeding without the prior written consent of the indemnified Party, which consent shall not be withheld or delayed unreasonably, unless the settlement is solely for monetary consideration, does not admit any fault or wrongdoing on the part of the indemnified Party or its indemnitees and the indemnifying Party pays all monetary remedies payable thereunder. The indemnified Party shall be entitled to participate in the defense of such claim with counsel of its own choosing, at its own expense.

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8. MISCELLANEOUS.

8.1 Notification. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by private courier service providing evidence of receipt, (iii) sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) sent by electronic mail or facsimile. All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (ii) if sent by private courier, on the day such notice is delivered to the recipient, (iii) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made, or (iv) if sent by electronic mail or facsimile, upon confirmation of transmission.

If to Seller:	Celularity Inc. 170 Park Ave. Florham Park, NJ 07932 Attn: John R. Haines, Senior Executive Vice President, Global Manager and Chief Administrative Officer Email: john.haines@celularity.com

With a copy to:	Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10012 Attn: Jeffrey Fessler Email: jfessler@sheppardmullin.com

If to Buyer:	Celeniv Pte. Ltd. 3, Lim Teck Kim Road #09-02, Genting Centre Singapore 088934 Attn: Board of Directors Email: woonyau.hiu@rwi.genting/limch@rwi.genting

With a copy (which shall not constitute notice) to:	Sidley Austin LLP 1001 Page Mill Road, Building 1 Palo Alto, California 94304 Attn: Ruchun Ji Email: rji@sidley.com

8.2 Governing Law. This Agreement will be construed, interpreted and applied in accordance with the laws of the State of New York, USA (excluding its body of law controlling conflicts of law). This Agreement, which is in English, shall be interpreted in accordance with the commonly understood meaning of the words and phrases hereof in the United States of America.

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8.3 Arbitration. Any dispute, controversy or claim initiated by any Party arising out of, resulting from or relating to this Agreement, or the performance by any Party of its obligations under this Agreement (other than bona fide Third Party actions or proceedings filed or instituted in an action or proceeding by a Third Party against a Party), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. The arbitration shall be submitted to the International Court of Arbitration of the International Chamber of Commerce (“ICC”) and shall be finally settled under the Rules of Arbitration of the ICC. The place and location of the arbitration shall be New York, New York, USA. There shall only be one arbitrator who shall be mutually selected by both Parties. If the Parties are unable to agree, then the International Court of Arbitration shall choose the arbitrator. The language to be used in the arbitral proceeding shall be English. The arbitrator shall have no authority to issue an award that is contrary to the express terms of this Agreement or the laws of the State of New York, and the award may be vacated or corrected on appeal to a court of competent jurisdiction for any such error. The arbitrator shall be specifically empowered to allocate between the Parties the costs of arbitration, as well as reasonable attorneys’ fees and costs, in such equitable manner as the arbitrator may determine. The arbitrator shall have the authority to determine issues of arbitrability and to award compensatory damages, but shall not have authority to award punitive or exemplary damages. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrator hereunder or pending the arbitrator’s determination of any dispute, controversy or claim hereunder.

8.4 Entire Agreement; Amendment. This Agreement, together with the other Transaction Documents, is the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof. This Agreement may not be modified except by a written instrument, signed by duly authorized representatives of the Parties,

8.5 Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by any Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

8.6 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or part, by any Party without the prior express written consent of the other Parties; provided, however, that each Party may, without the written consent of the other Parties, assign this Agreement and its rights and delegate its obligations hereunder to its Affiliates, or in connection with the transfer or sale of all or substantially all of such Party’s assets or business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 8.6 shall be void. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

8.7 Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement. Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, and the word “or” is used in the inclusive sense (and/or). The words “include”, “includes,” “including” and “such as” shall be deemed to be followed by the phrase “without limitation”. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement. All dollars are US Dollars. References to any specific law or article, section or other division thereof, shall be deemed to include the then-current amendments or any replacement law thereto.

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8.8 Survival. The representations and warranties of Seller in this Agreement shall survive the Closing and shall survive the Closing until the date that is 90 days after the expiration of all applicable statutes of limitations (including any extensions thereof).

8.9 Severability. If any provision(s) of this Agreement are found by any court of competent jurisdiction to be unenforceable, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby. The Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

8.10 Transaction Expenses. Except as specifically provided herein, each Party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such Party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such Party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement, and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated herein, and the obtaining of any consent or waiver required to be obtained in connection with this Agreement; and (c) the consummation of the transactions contemplated by this Agreement.

8.11 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions and documents, and to do all such other acts, at any time and from time to time after the Closing, without further consideration, as may be necessary or appropriate in order to (a) carry out the purposes and intent of this Agreement, (b) perfect or record title of Buyer in the Purchased IP Assets, (c) put Buyer in possession of the Purchased IP Assets and (d) provide such other Party in all respects with the intended benefits of this Agreement. In the event that Buyer receives any of the Excluded Assets, Buyer agrees to promptly return or cause the return of such assets to Seller at Seller’s sole expense. In the event that Seller or any of its Affiliates retains any of the Purchased IP Assets, Seller agrees to promptly transfer or cause the transfer of such assets to Buyer at Seller’s sole expense.

8.12 Remedies Cumulative; Specific Performance. Except as expressly set forth in this Agreement, the rights and remedies of the Parties hereto shall be cumulative (and not alternative). The Parties agree that, in the event of any breach or threatened breach by Seller or any of its Affiliates of any covenant, obligation or other provision set forth in this Agreement: (a) Buyer shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) Buyer shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

8.13 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission, including, without limitation, DocuSign or similar services, is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

BUYER:		COMPANY:

Celeniv Pte. Ltd.		Celularity Inc.

By:	/s/ Hiu Woon Yau	By:	/s/ Robert Hariri
Name:	Hiu Woon Yau	Name:	Robert Hariri
Title:	Director	Title:	CEO

Signature Page to Asset Purchase Agreement

Schedule 1

PURCHASED PATENTS AND PURCHASED TRADEMARKS

[To be attached.]

Exhibit A

PATENT ASSIGNMENT

This Patent Assignment is made and entered into as of August 13, 2025, by and between and among Celularity Inc., a Delaware corporation (“Assignor”), and Celeniv Pte. Ltd., a Singapore company (“Assignee”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement (as defined below).

WHEREAS, Assignors and Assignee are parties to that certain Asset Purchase Agreement, dated as of August 13, 2025 (the “Agreement”), pursuant to which Assignor has agreed to sell, transfer, assign, convey and deliver to Assignee, and Assignee has agreed to purchase and acquire from Assignor, all of Assignor’s right, title and interest in all of the Purchased Patents (as defined in the Agreement) and other related Intellectual Property (as defined in the Agreement) (the “Purchased Patent Rights”); and

WHEREAS, Assignee has paid for the Purchased Patent Rights and desires to acquire by formal, recordable assignment the entire right, title and interest in and to the Purchased Patent Rights.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns and transfers to Assignee, the entire right, title and interest, including all rights to sue for past, present, and future infringement, in and to the Purchased Patent Rights in the United States, its territorial possessions, and in all foreign countries (including the right to claim priority under the terms of any international conventions, treaties, or and arrangements from the Purchased Patent Rights) and the entire right, title, and interest in and to any and all Patents which may be granted therefor in the United States, its territorial possessions, and all foreign countries, and in and to any and all divisions, reissues, continuations, continuations-in-part, substitutions, and renewals thereof.

Further, Assignor agrees that, upon request and without further compensation, at its own expenses, it and its legal representatives and assigns will perform all lawful acts, including the execution of papers and the giving of testimony, that might be necessary or desirable for obtaining, sustaining, reissuing or enforcing the Patents in the United States and throughout the world pursuant to the Purchased Patent Rights, and for perfecting, recording or maintaining the title of Assignee, its successors and assigns, to any such Patents in the United States and throughout the world.

Assignor represents and warrants that it has not granted and will not grant to others any rights inconsistent with the rights granted by this Patent Assignment.

Assignor authorizes and requests the Commissioner of Patent Rights and Trademarks of the United States and of all foreign countries to record and register this Patent Assignment upon request by Assignee, and to issue any Patents granted pursuant to the Purchased Patent Rights, to Assignee, its successors and assigns, as the assignee of the entire interest in the Purchased Patent Rights.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties have executed this Patent Assignment as of the date first written above.

ASSIGNOR:	ASSIGNEE:

Celularity Inc.	Celeniv Pte. Ltd.

By:	By:
Name:	Name:
Title:	Title:

Exhibit B

TRADEMARK ASSIGNMENT

This Trademark Assignment (this “Trademark Assignment”) is made and entered into as of August 13, 2025, by and between Celularity Inc., a Delaware corporation (“Assignor”), and Celeniv Pte. Ltd., a Singapore company (“Assignee”).

WHEREAS, Assignor and Assignee have entered into that certain Asset Purchase Agreement, dated as of August 13, 2025 (the “Agreement”), pursuant to which Assignor has agreed to sell, transfer, assign, convey and deliver to Assignee, and Assignee has agreed to purchase and acquire from Assignor, all of Assignor’s right, title and interest in all of the Purchased Trademarks (as defined in the Agreement).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor assigns, quitclaims, transfers and conveys to Assignee all of its right, title and interest in and to the Purchased Trademarks, including without limitation any and all registrations, applications, and/or common law rights for the Purchased Trademarks throughout the world. Assignor hereby authorizes and requests the U.S. Patent and Trademark Office, and the corresponding entities or agencies in any applicable foreign countries, to record Assignee as the assignee and owner of the Purchased Trademarks and to issue all corresponding registrations to the Assignee, its successors, legal representatives and assigns, in accordance with the terms of this Trademark Assignment. Assignor and its successors and assigns shall execute and deliver to Assignee any necessary further documents or instruments and shall take any actions which may be necessary to effect the foregoing assignment or the recordation or perfection thereof.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties have executed this Trademark Assignment as of the date first written above.

ASSIGNOR:	ASSIGNEE:

Celularity Inc.	Celeniv Pte. Ltd.

By:	By:
Name:	Name:
Title:	Title:

Exhibit D

LICENSE AGREEMENT

[To be attached]